Exhibit 10.23
AMENDMENT TO
FORWARD PURCHASE SHARE AGREEMENT
THIS AMENDMENT, dated as of May 3, 2022 (this “Amendment”), to that certain forward share purchase agreement (the “Forward Share Purchase Agreement”), dated as of December 22, 2021, by and among (i) Merida Merger Corp. I, a Delaware corporation, renamed Leafly Holdings Inc. (the “Company”), (ii) Meteora Special Opportunity Fund I, LP, a Delaware limited partnership (“MSOF”), and (iii) Meteora Capital Partners, LP, a Delaware limited partnership (“MCP”) (with each of MCP and MSOF individually as an “Investor” and collectively, the “Investors”). Capitalized terms used but not otherwise defined in this Amendment shall have the meaning ascribed thereto in the Forward Share Purchase Agreement.
WHEREAS, the Business Combination has been consummated and the Business Combination Closing Date has occurred;
WHEREAS, as of the date of this Amendment, the number of Shares subject to the Forward Share Purchase Agreement is 686,161 Shares;
WHEREAS, the Company and the Investors desire to amend the Forward Share Purchase Agreement to extend the term of the Forward Share Purchase Agreement and to make the other changes set forth in this Amendment.
NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein and in the Forward Share Purchase Agreement, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:
Article I
1.1Amendments to the Forward Share Purchase Agreement.
(a)Section 1(a) of the Forward Share Purchase Agreement is hereby amended and restated in its entirety to read as follows:
(a) Forward Share Purchase. Subject to the conditions set forth in Section 4, on August 1, 2022 (the “Put Date”), the Investors may elect to sell and transfer to the Company, and the Company shall purchase from the Investors, all or any portion of the number of Shares that are then held by the Investors, but not to exceed 686,161 Shares in the aggregate unless otherwise agreed in writing by all Parties, at a price per Share equal to $10.16 per Share (the “Shares Purchase Price”). Each Principal Investor shall, notify the Company and the Escrow Agent (as defined below) in writing five (5) Business Days (as defined below) or more prior to the Put Date whether or not such Investor is exercising such Investor’s right to sell any of the Shares held by such Investor to the Company pursuant to this Agreement (each, a “Shares Sale Notice”), and the Escrow Agent and the Company shall each promptly provide written confirmation of the receipt of such Shares Sale Notice. Any Investor that fails to timely deliver a Shares Sales Notice in accordance with the immediately preceding sentence shall be deemed to have forfeited its right to sell any Shares to the Company pursuant to this Agreement.
(b)Section 1(b) of the Forward Share Purchase Agreement is hereby amended and restated in its entirety to read as follows:

(b) Shares Closing. If a Shares Sale Notice is timely delivered by any Investor to the Company and the Escrow Agent, the closing of the sale of the Shares contemplated in each such timely delivered Share Sales Notice (the “Shares Closing”) shall occur on the Put Date (the “Shares Closing Date”). On the Shares Closing Date, each selling Investor shall deliver, or make available for delivery by way of DWAC, the Shares subject to the applicable Shares Sale Notice free and clear of all liens and encumbrances to the Escrow Agent and, in exchange therefor, the Escrow Agent shall deliver to each such selling Investor(s) an amount equal to (i) the Shares Purchase Price multiplied by (ii) the number of Shares being sold by such selling Investor (with respect to any particular selling Investor, the “Investor Shares Purchase Price”), which shall be paid by wire transfer of immediately available funds from the Escrow Account. The Escrow Agent shall promptly deliver such sold Shares to the Company.
(c)Section 2(f) of the Forward Share Purchase Agreement is hereby amended and restated in its entirety to read as follows:
(f) Shareholdings. As of the date of May 2, 2022 (the “Effective Date”), the Investors collectively hold 686,161 Shares, with the per Investor holding of Shares set forth on Appendix A hereto.
(d)Section 4(a) of the Forward Share Purchase Agreement is hereby amended and restated in its entirety to read as follows:
(a) No Redemptions; No Tenders. The Parties acknowledge that each Principal Investor further agreed not to, and did not, (i) request redemption of any of the Shares in conjunction with the Company’s stockholders’ approval of the Business Combination, or (ii) tender the Shares to the Company in response to any redemption or tender offer that the Company may commence for its shares of common stock. For the avoidance of doubt, this does not prevent the Principal Investors from selling and transferring Shares on the Shares Closing Date.
(e)Section 4(b) of the Forward Share Purchase Agreement is hereby amended and restated in its entirety to read as follows:
[Intentionally deleted]
(f)Section 4(c) of the Forward Share Purchase Agreement is hereby amended and restated in its entirety to read as follows:
(c) Open Market Sales. The Parties acknowledge and agree that prior to the Effective Date, the Investors have in the aggregate previously sold in the open market 599,439 Shares (the “Previously Sold Shares”). The Parties agree that the Investors shall have the right, but not the obligation, to sell any or all of the Shares in the open market if the sale price exceeds $10.01 per Share prior to payment of any commissions due by the Investors for such sale. Each Investor shall give written notice to the Company and the Escrow Agent of any open market sale or any other disposition of the Shares, including pursuant to the delivery of Shares in connection with the exercise of any derivative transactions entered into by such Investor (which shall be treated as a sale for purposes of Section 3.1 of the Escrow Agreement), made after the Effective Date, within three (3) Business Days following the date of such sale or other transfer (each, an “Open Market Sale Notice”), and each Open Market Sale Notice shall include the date of the sale or other transfer and the number of Shares sold or transferred.

(g)Section 4(d) of the Forward Share Purchase Agreement is hereby amended and restated in its entirety to read as follows:
(d) Escrow.
(i) The Parties acknowledge that upon the closing of the Business Combination, the Company deposited, for good and valuable consideration, the receipt, sufficiency and adequacy of which the Company has previously acknowledged, into a non-interest bearing escrow account (the “Escrow Account”) with Continental Stock Transfer & Trust Company (the “Escrow Agent”), subject to the terms of a written escrow agreement (the “Escrow Agreement”) substantially in the form attached as Exhibit A to the Agreement, the sum of $14,014,000 (the “Escrowed Funds”). The Escrow Agreement shall irrevocably cause the Escrow Agent to release from the Escrow Account the aggregate Shares Purchase Price in accordance with Section 1. The payments to be made by the Escrow Agent to the Investors in accordance with Section 1 will be made solely with the Escrowed Funds.
(ii) The Escrowed Funds held in the Escrow Account shall be equal to (x) $10.16 multiplied by (y) 686,161 Shares, and to the extent that as of the Effective Date, the amount of the Escrowed Funds exceeds such amount, then within three (3) Business Days of the Effective Date, the Escrow Agent shall release to the Company for the Company’s use without restriction such excess amount. Furthermore, upon receipt by the Escrow Agent and the Company subsequent to the Effective Date of an Open Market Sale Notice as provided in Section 4(c), the Escrow Agent may release to the Company for the Company’s use without restriction an aggregate amount equal to (a) the number of Shares sold or transferred as provided for in such Open Market Sale Notice multiplied by (b) $10.16.
(iii) In the event that any Investor elects not to sell to the Company any Shares held by such Investor by either (A) a Principal Investor delivering a written notice to the Company on behalf of itself stating such Investor’s intention not to sell any Shares to the Company, or (B) such Investor failing to timely deliver a Shares Sale Notice to the Company pursuant to Section 1(a) for all of its Shares, the Company may promptly issue instructions to the Escrow Agent to release from the Escrow Account to the Company for the Company’s use without restriction an amount equal to (x) $10.16 multiplied by (y) the number of Shares held by such Investor.
(h)Section 5 of the Forward Share Purchase Agreement is hereby amended restated in its entirety as follows:
5. Closing Conditions. The obligation of the Company to purchase the Shares at the Shares Closing under this Agreement shall be subject in all respects to the consummation of the Business Combination, such Shares being free and clear of all liens and other encumbrances as of the Shares Closing and such Shares being continuously held by the Investors from the closing of the Business Combination through the Put Date.
1.2Agreement in Effect. Except as expressly amended by this Amendment, the Forward Share Purchase Agreement shall remain in full force and effect in accordance with its terms. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Forward Share Purchase Agreement, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein.
1.3Effectiveness. This Amendment shall be valid and enforceable as of the date of this Amendment, and shall form a part of the Forward Share Purchase Agreement for all purposes hereafter, and may not be revoked by any party hereto.
1.4Disclosure. The Company shall publicly disclose the entry by the Parties into this Amendment either by the issuance of a press release or the filing with the Commission a Current Report on Form 8-K, in each case, by 9:00 a.m., Eastern Time on the first Business Day immediately following the date that the Parties enter into this Amendment.
1.5Governing Law; Jurisdiction. This Amendment, the entire relationship of the Parties, and any litigation among the Parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of Delaware, without giving effect to its choice of laws or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute arising from or relating to the relative rights of the Parties hereto and all other questions concerning the construction, validity and interpretation of this Agreement, shall be brought exclusively in the Court of Chancery or, to the extent the Court of Chancery does not have subject matter jurisdiction, the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts or, to the extent neither the Court of Chancery nor the Delaware Federal Court has subject matter jurisdiction, the Superior Court of the State of Delaware, and, solely with respect to any such action (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action in the Chosen Courts, and (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first written above.
COMPANY:

LEAFLY HOLDINGS INC., a Delaware corporation

By:    /s/ Suresh Krishnaswamy
    Name: Suresh Krishnaswamy
    Title: Chief Financial Officer

[Signature Page to Amendment to Forward Share Purchase Agreement]

MSOF:
Meteora Special Opportunity Fund I, LP

By:     /s/ Vik Mittal
    Name: Vik Mittal
    Title: Managing Member

MCP:
Meteora Capital Partners, LP

By:     /s/ Vik Mittal
    Name: Vik Mittal
    Title: Managing Member

Appendix A

Investor	Number of Shares
Meteora Special Opportunity Fund I, LP	154,578
Meteora Capital Partners, LP	531,583